Exhibit 23.1: Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130459) pertaining to the Safeco 401(k)/Profit Sharing Retirement Plan of our report dated June 20, 2008, with respect to the financial statements and schedule of the Safeco 401(k)/Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Seattle, Washington

June 20, 2008